EXHIBIT 10.1

Participation Agreement

This agreement is made and entered into on this 22nd day of May, 2013, by and between Royale Energy Inc. (hereafter referred to as Royale) and Rampart Energy Limited. Royale and/or Rampart may hereafter be referred to as Party or Parties.

Whereas, Royale acquired rights to explore, develop and produce hydrocarbons under leases obtained pursuant to the North Slope Areawide 2011W Lease Sale, in Alaska.

Whereas, Rampart desires to purchase and/or earn a portion of said property.

Now therefore, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1	Initial Working Interest

Rampart shall earn 10% Working Interest in and to the Western Block upon successful completion of all of the following elements:

1.1	On or before June 3, 2013, pay the sum of ONE MILLION SIX HUNDRED EIGHTY SIX THOUSAND EIGHT HUNDRED TWENTY NINE ($1,686,829) Dollars to Royale.

1.2	On or before December 1, 2013, pay an additional sum of ONE MILLION SIX HUNDRED EIGHTY SIX THOUSAND EIGHT HUNDRED TWENTY NINE ($1,686,829) Dollars to Royale.

1.3	Within 30 days of the date of this agreement, issue to Royale options to subscribe for fully paid ordinary shares in Rampart on the terms set out in Appendix D.

2	Western Block Earn-in

On or before March 31, 2016 Rampart shall have the exclusive right to earn a portion of the Working Interest in the Western Block.  Such interest shall be earned as follows.

2.1	Rampart shall earn an additional 20% Working Interest upon timely completion of the Seismic Program defined in Section 3 below.

2.2	Rampart shall earn an additional 45% Working Interest upon timely completion of the Drilling Program defined in Section 4 below.

3	Seismic Program

On or before March 31, 2014, Rampart shall cause to be conducted a three dimensional seismic survey (3D Seismic) bearing all cost of said survey, including, but not limited to planning, preparation, permitting, acquisition and processing.  Such survey may be proprietary, exclusive, non-exclusive or multi-client.  Rampart must provide Royale the same access and use of the resulting data that it will have.

3.1	Scope. Seismic data will be a full-fold 3D seismic survey on no less than 50,000 acres of the lands described in Exhibit A.

3.2	Parameters. The parameters of acquisition shall be commensurate with industry standards and good practice to sufficiently image depths from the Shublik formation and shallower.

3.3
3rd party rights.  Where a third party has proprietary rights to any seismic survey data, Royale and Rampart agree that their rights to use and deal with the seismic survey data will be subject to such proprietary third party rights and the parties shall use their best endeavors to obtain reasonable access to use and deal with the seismic survey data.

3.4
Cap on costs.  Rampart will pay 100% of the costs of the seismic program contemplated in this Section 3 up to a total of USD$8million; after which the parties will be responsible for the pro-rata interest in relation to costs.

3.5	Less Than Full Performance. In the event Rampart does not or cannot meet its obligations under the Seismic Program, Rampart, at its sole election, may choose one of the following:

3.5.1	Terminate all further Earn-In Rights on such lands on which seismic data was not acquired.

3.5.2	Pay to Royale a cash payment of $75 Dollars per acre in lieu of the Seismic Program for any portion on which seismic data was not acquired.

3.5.3	Receive forbearance for a period of one year in consideration for the receipt, by Royale, of $12 Dollars per acre.

3.5.4	Such other remedy as may be agreed in writing by the Parties.

4	Drilling Program

On or before March 31, 2016, Rampart shall cause two wells, on lands described in Exhibit A, to be drilled, tested, completed and equipped capable of production.  Rampart shall pay and bear 100% of all costs, including but not limited to planning, preparation, permitting, construction, and labor, whether direct or indirect.

4.1	Depth. Each of the wells shall be drilled vertically to a depth sufficient to test the base of the Shublik or its stratigraphic equivalent.

4.2	Lateral. During the drilling program, Rampart must drill two lateral segments of no less than 1,000 feet each within the objective formation.

4.3	Stimulation. Each well shall be completed with fracture stimulation in the lateral section comprised of no less than 5 stages per 1,000 feet of lateral reach.

4.4
Coring.  Each well will be designed and drilled such that a suitable recovery of rotary core be recovered, preserved and tested.  All core data, including but not limited to porosity, permeability, geochemical and geomechanical properties, shall be promptly shared between the Parties.

4.5
Testing.  Each well shall be tested according to industry standards and good practice in common to similar resource or shale wells, including but not limited to electric logs, spectral gamma ray, resistivity, sonic, spontaneous potential, and injectivity.

4.6	Cap on costs. Rampart will pay 100% of the costs of the drilling program contemplated in this Section 4 up to a total of USD$30million and must complete a minimum of 1 vertical well before the cap becomes operative; after which the parties will be responsible for the pro-rata interest in relation to costs.

5	Central Block Earn-in

On or before the earlier of 1) June 30, 2014 or 2) 30 days after Final Processing of seismic data, Rampart shall have the right to elect to add the Central Block to its Earn-in Rights defined in Section 2.

5.1	Said right will be subject to and conditional upon the following:

5.1.1	Rampart shall be current and in good standing for all obligations for Western Block Earn-in as defined in Section 2 above.

5.1.2	Royale’s receipt of an additional payment in the amount of ONE MILLION SEVEN HUNDRED THIRTEEN THOUSAND NINE HUNDRED ($1,713,900) Dollars.

5.2
Acceleration.  In the event Royale receives a bona fide third party offer on the Central Block or any portion thereof, Royale may, at its sole discretion, provide notice to Rampart, whereupon Rampart shall have 30 days from the date of such notice, in which to elect to exercise its rights to complete its obligations under Section 5.1.  Should Rampart fail to make an election, Rampart’s rights and/or option shall be terminated.

6	Area of Mutual Interest

The Parties agree that cooperative development of the resources available within the area surrounding the subject lands is in the best interest of all concerned and that the designation of an Area of Mutual Interest (AMI) delineated in Exhibit C, will be subject to the following:

6.1.1	Duration. The provisions of Section 6.1.2 shall remain in until the later of 1) Earn-In Period 2) December 31, 2016.

6.1.2
Acquisition of Rights.  The acquisition of any rights, whether by lease, purchase, pledge or promise, by either Party, will be offered to the other, after acquisition, on a heads up basis proportional to each Party’s then current Working Interest and subject to the reservations described in Section 7 below.

7	Net Revenue Interest

All Working Interest conveyed hereunder shall be delivered together with a Net Revenue Interest of 80% (i.e. 1% Working Interest will be conveyed with a .8% Net Revenue Interest).  It is expressly understood that any royalty due under the leases is included within the .2% deduction, and that Royale reserves to itself, successors, and assigns, the difference between existing burdens and Net Revenue Interest delivered hereunder.  Royale, in its sole discretion, may sell, assign, transfer, pledge or hypothecate its interest reserved herein.

8	No Partnership Intended.

The parties do not intend to create a partnership or joint venture; this Agreement only provides the terms under which certain working interests may be conveyed to by Royale.

9	Publicity

No party shall make any press release or other public announcement regarding this Agreement or any transaction contemplated hereby until the text of such release or announcement has been submitted to the other party and the other party have approved the same; provided, however, that any party may make a public announcement of the transaction or any matter relating to the transaction if such party reasonably deems such public announcement or filing is necessary to comply with Applicable Law or any rule or regulation of any securities exchange or securities quotation system, in which case the party proposing to make such public announcement will use commercially reasonable efforts to consult in good faith with the other parties before making such public announcement.

10	Confidentiality

The parties shall keep confidential all information, documents, and data disclosed by each party to the other in connection with this document except to the extent that it may exist within the public domain, is known to that party other than by breach of this document or is required by law or regulatory authority (including party’s respective stock exchange).

11	Joint Operating Agreement

All operations on the subject property shall be governed by a Joint Operating Agreement (hereafter referred to as the JOA) attached as Exhibit B.  In the event of conflict between the terms of this agreement and the JOA, the terms of this agreement shall prevail.

11.1
Royale shall be designated the operator, until such time as Rampart earns a Working Interest right to more than 16,878 net acres within the lands described in Exhibit A.  At such time Royale will, upon request of Rampart, resign as operator and call for a vote of the parties subject to the JOA.

11.2	Rampart shall be deemed to be responsible for 100% of the Working Interest in and to all costs and obligations under the JOA during the Earn-In Period.

12	Exploration Tax Credits

Exploration Tax Credits, during the Earning Period, shall be treated as discounts or refunds of expenses, and shall be credited to the party which paid such costs and expenses upon which the application for refund or credit was based so long as said party remains in good standing under this Agreement.

13	Delay Rentals

During the Earn-In Period Rampart shall pay 100% of all lease rentals, when due for the Western Block and the Central Block, thereafter rentals shall be borne by the Parties proportionate to their Working Interest.

14	Venue and Choice of law

14.1
Venue.  The Parties agree that any dispute or disagreement should be resolved between the Parties by mutual consent before commencing any legal action, however if a Party intends to commence an action for damage, the Party bring such action shall notify the prospective defendant no less than thirty days prior to bringing such action.  The party receiving such notice shall have the right to specify the venue for the action. If no venue is selected, venue shall be deemed to be that of notified party’s then current headquarters.

14.2	Choice of Law. Any action brought in connection with this agreement shall be governed by the laws of the state of Alaska, USA.

15	Severability

If any provisions of this agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms will continue in full force and effect.

16	Assignment and Transfer

During the Earn-In Period Rampart may not transfer, assign or encumber its rights and/or its obligations to any other party, without the prior written consent of Royale.  Provided the recipient of such a transfer is an entity of equal or greater financial stature and the transferee and Rampart have met any other reasonable requirements of Royale for assignment, consent shall not be unreasonably withheld.

17	Further Documents

Seller and Buyer shall execute, acknowledge and deliver such other instruments or documents and shall take such other actions as may be necessary to carry out their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

18	Indemnity

Each party agrees to indemnify, defend and hold harmless each other party from all claims, liability, demands, causes of action, judgments, costs, penalties, fines and expenses, including without limitation attorney’s fees and costs, which may in any way arise from the acts of omissions of the indemnifying party or its agents or subcontractors.

19	Representations and Warranties

19.1	Each Party represents and warrants to the other that it is duly organized, validly existing and in good standing in the jurisdiction of its organization.

19.2
Each Party represents that it has full power and authority and has taken all requisite action, corporate or otherwise, to authorize and bind itself to the covenants and obligations contained herein and that the entry of this Agreement has been duly authorized and is enforceable against the party according to the terms of the Agreement.

19.3	Each Party represents that it is not now or does it in the future intend to rely on the performance of any 3rd party to fulfill the covenants and obligations contained herein.

19.4
Each Party represents that entering into this agreement does not violate its articles of incorporation or bylaws or violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which that Party is bound.

19.5	Each Party represents that it has equally participated in the drafting of this agreement and that product thereof is a joint effort by the Parties.

19.6
Each Party represents to the other that it has incurred no liability, contingent or otherwise, for brokers or finder’s fees with respect to this agreement for which the other will have any responsibility whatsoever.

19.7	Rampart warrants and represents the following:

19.7.1
that it has had done or had the opportunity to do its own evaluation of the subject property sufficient to make an informed decision to enter into this agreement, and that it has not relied upon any representations, estimates, evaluations or data made or provide by Royale or its representatives;

19.7.2	that it is engaged in the business of exploration and development of geological resources and as such has sufficient knowledge and sophistication to make the decision to enter into this agreement.

19.8	Royale warrants and represents the following:

19.8.1	that it is the owner of the leases set out in Exhibit A and the leases are in good standing and free and clear of any competing claims;

19.8.2
all operations and activities conducted by or on behalf of Royale on the Central Block and Western Block have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation any applicable environmental laws;

19.8.3	that it can deliver the net revenue interest contemplated in Section 7 free of encumbrances, barriers or any preventative measures that could restrict the distribution of pro rata entitlements;

19.8.4
to the best of its knowledge, information and belief, there are no adverse environmental conditions at the Central Block and Western Block that could result in a violation of or liability under any federal, state or local laws, rules or regulations concerning protection of the environment or human health and safety;

19.8.5	there are no actions, suits or proceedings pending or, to the knowledge of Royale, threatened against or affecting the Central Block and the Western Block.

20	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

21	Schedule of Exhibits

A.	Description of leases

B.	Joint Operating Agreement

C.	Area of Mutual Interest

D.	Option terms

22	Definitions

22.1	ASX shall mean the ASX limited.

22.2	Business Day means a day that banks are open for business in Anchorage Alaska.

22.3	Central Block is comprised of approximately 17,139 acres of leases acquired by Royale from the State of Alaska, dated December 1, 2012 and more particularly enumerated in Exhibit A.

22.4	Day. The term day shall mean, unless otherwise specified, a twenty four (24) hour period.

22.5	Dollars. All references to dollar or dollars, unless otherwise specified, shall be settled in United States currency of immediately available, unrestricted funds.

22.6	Earn-In Period shall be that period of time commencing from the date of this agreement until such time as all Earn-In Rights have been completed or terminated.

22.7	Earn-In Rights are those rights by which Working Interest may be conveyed by payment, performance or satisfaction of conditions under Sections 2 or 5.

22.8	Final Processing shall mean any or all of: electronic or paper copies of summed or stacked seismic data derived from field acquisition of the Seismic Shoot.

22.9	Total Depth. Shall mean the intended or actual depth of drilling together with any necessary “rat hole” necessary for prudent operations.

22.10	VWAP shall mean the volume weighted daily average price.

22.11	Western Block is comprised of approximately 33,736 acres of leases acquired by Royale from the State of Alaska, dated December 1, 2012 and more particularly enumerated in Exhibit A.

23	Affiliates

This agreement is intended to bind the parties, affiliates, subsidiaries and parents whether or not named herein.

24	Amendments and Waiver

No amendments, waivers or other modification of this agreement shall be effective or binding on either Party unless the same is in writing, designated as an amendment or modification and signed by an authorized representative of the respective Parties.  A waiver by any Party of any condition or of any breach of any other, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.

25	Prepayments

Royale shall be entitled to require of Rampart prepayment of any cost, charge or anticipated liability in accordance with the JOA.  Rampart will hold Royale harmless from any action or inaction resulting from failure to timely discharge its obligation for prepayment, and expressly admits such failure will be deemed a breach under the applicable provision or section for which such cost, charge or liability would have been due.

26	Remedies for Breach

Notwithstanding anything to the contrary, Royale reserves the right to remedy any breach of the provisions, covenants, conditions or obligations contained herein by electing among of the following:

26.1	Upon Notice, all Earn-In Rights shall be terminated, leaving in place all Working Interest earned.

26.2	Royale may deliver to Rampart all proceeds, if any, which Royale has received pursuant to Sections 1.1, 1.2 and 5.1.2 in exchange for a quit claim of all Working Interest and Earn-In Rights.

26.3	Legal action

27	Solvency

At all times during the Earn-In Period, Rampart shall remain solvent and in good standing within the laws of the competent jurisdiction, failure of which will be considered a Breach of this agreement.

28	Force majeure

Shall be determined and defined by the applicable provisions found in the Joint Operating Agreement contained in Exhibit B.

29	Notices

All notices must be in writing and must be:

29.1	Left at the postal address of the intended receiving party by personal service or prepaid agent.

29.2	Sent by any other mechanical mechanism which affords confirmation or proof of delivery or receipt.

29.3	Delivered by a means mutually agreeable to the parties conforming to common practice and legally binding.

29.4	Unless otherwise agreed or amended, notices shall be sent to:

Rampart
Address:  Suite 9, Lester Court, 75a Angas St., Adelaide SA 5000 Australia
Facsimile:  +61 8 8223 1685
Attention Managing Director

Royale:
Address:  7676 Hazard Center Dr, Suite 1500, San Diego CA 92108, USA
Facsimiles:  +1 619 881 2899
Attention:  Chief Executive Officer

Signed on behalf of Rampart Energy By: ___________________________________ Torey Marshall Managing Director	Signed on behalf of Royale Energy Inc By: ___________________________________ Stephen Hosmer Co-CEO, Co-President

Exhibit A

Schedule of Leases

Western Block

Tract	Acres
522C	1,440.60
522D	1,440.00
523	5,630.00
527A	1,351.00
527B	1,440.00
527C	1,356.00
527D	1,440.00
612	4,016.35
613	4,916.44
614	2,139.85
615C	1,366.35
615D	1,440.00
616A	1,440.00
616B	1,440.00
616C	1,440.00
616D	1,440.00
Sub Total	33,736.59

Central Block

Tract	Acres
471A	13,96.50
471B	14,40.00
471C	14,01.50
471D	14,40.00
472A	14,08.00
472B	14,40.00
472C	14,13.00
472D	14,40.00
473A	14,40.00
473B	14,40.00
473C	14,40.00
473D	14,40.00
Sub Total	17,139.00

Exhibit B

Joint Operating Agreement

{To be supplied}

Exhibit C

Area of Mutual Interest

{To be supplied}

Exhibit D

Option Agreement

1.
The total number of Options to be issued will be determined dividing the equivalent in Australian dollars of the amount of USD$1,686,829 by the Exercise Price in part 3 below.  The exchange rate to be used will be the exchange rate on the date that the Exercise Price is determined as published by the [to be inserted].

2.	The Options shall be issued in consideration of the entry of the Participation Agreement by Royale.

3.	The Options shall be exercisable at 150% of the VWAP of the Rampart shares for the 30 ASX trading days prior to the date of this agreement (Exercise Price).

4.
The Options may be exercised at any time wholly or in part by delivering a duly completed form of notice of exercise together with a cheque for the Exercise Price per Option to the Company at any time on or after the date of issue of the Options and on or before the Expiry Date.

5.	The number of Options that may be exercised at one time must be not less than 50,000.

6.	Upon the valid exercise of the Options and payment of the Exercise Price, the Company will issue fully paid ordinary shares ranking pari passu with the then issued ordinary shares.

7.
Option holders do not have any right to participate in new issues of securities in the Company made to shareholders generally.  The Company will, where required pursuant to the ASX Listing Rules, provide Option holders with notice prior to the books record date (to determine entitlements to any new issue of securities made to shareholders generally) to exercise the Options, in accordance with the requirements of the Listing Rules.

8.
In the event the company issues shares of the same class into which the Options may be converted, at a price less than the existing Exercise Price, the Exercise Price shall be reduced to the offering price is such issue.

9.
Option holders do not participate in any dividends unless the Options are exercised and the resultant shares of the Company are issued prior to the record date to determine entitlements to the dividend.

10.	In the event of any reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of the Company:

a)
the number of Options, the Exercise Price of the Options, or both will be reconstructed (as appropriate) in a manner consistent with the ASX Listing Rules as applicable at the time of reconstruction, but with the intention that such reconstruction will not result in any benefits being conferred on the holders of the Options which are not conferred on shareholders; and

b)
subject to the provisions with respect to rounding of entitlements as sanctioned by a meeting of shareholders approving a reconstruction of capital, in all other respects the terms for the exercise of the Options will remain unchanged.

11.	If there is a pro rata issue (except a bonus issue), the Exercise Price of an Option may be reduced according to the following formula:

O" = O -	E [P-(S + D)]
N + 1

Where:

O”	=	the new exercise price of the Option;
O	=	the old exercise price of the Option;
E	=	the number of underlying securities into which one Option is exercisable;
P	=	the average market price per security (weighted by reference to volume) of the underlying securities during the 5 trading days ending on the day before the ex right date or the ex entitlements date;
S	=	the subscription price for a security under the pro rata issue;
D	=	dividend due but not yet paid on the existing underlying securities (except those to be issued under the pro rata issue);
N	=	the number of securities with rights or entitlements that must be held to receive a right to one new security.

12.
If there is a bonus issue to the holders of shares in the Company, the number of shares over which the Option is exercisable may be increased by the number of shares which the Option holder would have received if the Option had been exercised before the record date for the bonus issue;

13.
The terms of the Options shall only be changed if holders (whose votes are not to be disregarded) of ordinary shares in the Company approve of such a change.  However, the terms of the Options shall not be changed to reduce the Exercise Price, increase the number of Options or change any period for exercise of the Options.

14.	The Company does not intend to apply for listing of the Options on the ASX.

15.	The Company shall apply for listing of the resultant shares of the Company issued upon exercise of any Option.